APP. E4				REGULATION OF INVESTMENT ADVISORS

CUSIP No. 03748R101					13G					Page___1___of___3___Pages

________________________________________________________________________

1.  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
		 ING Clarion Real Estate Securities, LLC			232802869
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)____
(b)____
3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
201 King of Prussia Rd, Suite 600, Radnor, PA  19087


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


5. SOLE VOTING POWER
        3,160,420 shares, sole voting power

6. SHARED VOTING POWER
4,100 shares, shared voting power

7. SOLE DISPOSITIVE POWER
7,476,898 shares, sole dispositive power

8. SHARED DISPOSITIVE POWER
No shares under shared dispositive power

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,476,898 shares

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
6.39%

12.  TYPE OF REPORTING PERSON*
IA














SCHEDULE 13G						APP. E4

			              UNITED STATES
		  SECURITIES AND EXCHANGE COMMISSION
			WASHINGTON, D.C.  20549



				SCHEDULE 13G

			Under the Securities Exchange Act of 1934
			   	Apartment Investment and Management Corp.
				(Name of Issuer)
				Ordinary Shares
			          (Title of Class of Securities)
				    03748R101
				(Cusip Number)




Sec 1745 (6-88)



					E4-1


Items
Item 1
(a) Apartment Investment and Management Corp.
(b) 4582 S Ulster St Parkway, Denver, CO  80237
Item 2
(a) ING Clarion Real Estate Securities, LLC
(b) 201 King of Prussia Rd, Suite 600, Radnor, PA  19087
(c) Organized in the State of Delaware
(d) Ordinary Shares
(e) 03748R101

Item 3
(a) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

Item 4
(a)  7,476,898 shares
(b)  6.39%
(c)
   (i.)		3,160,420 shares, sole voting power
   (ii.)		4,100 shares, shared voting power
   (iii.)	7,476,898 shares, sole dispositive power
   (iv.)	No shares, shared dispositive power

Item 5
N/A

Item 6
N/A

Item 7
N/A

Item 8
N/A

Item 9
N/A

Item 10
Robert S Tull, Chief Compliance Officer